Exhibit 99.1

For more information, contact:
Novatel Wireless Dan Halvorson Chief Financial Officer (858) 320-8821 www.novatelwireless.com	The Blueshirt Group Chris Danne, Rakesh Mehta (415) 217-7722 chris@blueshirtgroup.com rakesh@blueshirtgroup.com

Novatel Wireless’ Board of Directors Authorizes Selected Acceleration of

Deep Out-of-the-Money Stock Options

Officers and Directors Excluded from Acceleration

SAN DIEGO, CA – January 3, 2006 – Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, announced today that the Company’s Board of Directors approved accelerating the vesting of certain previously issued “out-of-the-money” stock options to purchase approximately 550,000 shares of the Company’s common stock awarded to employees at various times in the past. Options held by officers and directors of the Company were not subject to this acceleration.

The accelerated options, which are considered fully vested as of December 29, 2005, have exercise prices ranging from $18.78 to $25.28 per share and a weighted average exercise price of $19.32 per share. The Company expects the acceleration to reduce the aggregate stock option expense it otherwise would be required to record beginning in its 2006 fiscal year by approximately $6.9 million on a pre-tax basis. The number of shares and exercise prices of the options subject to the acceleration are unchanged, and the remaining terms for each of the options granted remain the same.

The decision to accelerate the vesting of these options, which the Company believes is in the best interests of its stockholders, was made primarily to reduce non-cash compensation expense associated with these out of the money stock options that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R in January 2006. Since the Company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements.

“The expense savings of $6.9 million from this acceleration is considerable under the new accounting regulations and we believe the decision to accelerate the vesting of the options will give employees increased performance incentives and enhance current retention,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “Given this, Novatel Wireless’ Board of Directors firmly believes that accelerating these options is in the best interest of the Company and its shareholders.”

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, Freedom Box(TM) Ruggedized Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com. (nvtlf)

(C) 2006 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, Expedite EV620, Freedom Box, MobiLink, Ovation, and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.